STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated January 3, 2002, by and between Sanderson Farms, Inc., a Mississippi corporation
(the "Company"), and Robert Buck Sanderson and Hugh V. Sanderson, not in their individual capacities but as co-executors of the Estate of Dewey
R. Sanderson, Jr. (the "Estate"). All references made to the "Estate" or to the "Executors" herein refer to Robert Buck Sanderson and Hugh V. Sanderson as Co-Executors of the Estate of Dewey R. Sanderson, Jr. and not in their individual capacities.

         WHEREAS, the Company desires to purchase from the Estate and the Estate desires to sell to the Company 301,079 shares of Common Stock, par value $1.00, of the Company ("Common Stock"), at a purchase price per share equal to the lesser of (i) the closing price per share of the Common Stock as quoted on the NASDAQ National Market on the date immediately prior to the date of this Agreement, which price was $20.42 per share, or (ii) the average closing price per share as quoted on the NASDAQ National Market for the five trading days ended on the date immediately prior to the date of this Agreement (the "Per Share Purchase Price"), payable in cash.

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         Section 1.1. THE PURCHASE. On the terms of this Agreement, the Estate hereby sells, transfers, conveys and assigns to the Company, and the Company hereby purchases from the Estate, at a cash purchase price per share equal to the Per Share Purchase Price, 301,079 shares of Common Stock (the "Purchased Estate Shares").

         Section 1.2. DELIVERIES. The consummation of the purchase and sale contemplated by this Agreement is taking place at the offices of the Company, 225 North Thirteenth Avenue, Laurel, Mississippi 39441 on the date of this Agreement. The Estate is delivering to the Company stock certificates representing the Purchased Estate Shares duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment; and the Company is delivering to the Estate the amount to be paid for the Purchased Estate Shares by wire transfer of immediately available funds to one or more accounts designated by the Estate in writing to the Company.

                                    ARTICLE 2
                                 REPRESENTATIONS

         Section 2.1. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Estate that:

         (a) The Company is validly existing and in good standing under the laws of Mississippi and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.


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         (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

         (c) This Agreement has been duly executed and delivered by the Company and, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         Section 2.2. REPRESENTATIONS OF THE ESTATE. The Estate hereby represents and warrants to the Company that:

         (a) The Executors are the duly appointed and acting Executors of the Estate of Dewey R. Sanderson, Jr. and were duly appointed and are the duly acting Executors under the laws of the State of Mississippi. The Executors have the power and authority to enter into this Agreement and, having obtained the approval of the sale of the Purchased Estate Shares pursuant to this Agreement from the Chancery Court of Jones County, Mississippi (the "Court Approval"), to consummate the transactions contemplated hereby. The Court Approval is a final judgment or order, not subject to appeal or reconsideration.

         (b) This Agreement has been duly and validly executed and delivered by the Executors and, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding agreement of the Estate, enforceable against the Estate in accordance with its terms.

         (c) The Executors have good and valid title to the Purchased Estate Shares, free and clear of any lien, pledge, security interest or other encumbrance whatsoever ("Liens"), other than the lien created to secure the Estate's obligation to Union Planters Bank under that certain Credit Agreement dated as of September 2, 2000 between the Executors and those banks (the "Union Planters Lien"). Upon payment for the Purchased Estate Shares in accordance with this Agreement, the Company will acquire good and valid title to the Purchased Estate Shares, free and clear of all Liens, restrictions, charges or adverse claims, and the Union Planters Lien will be released with respect to the Purchased Estate Shares. The Executors will, upon request, execute and deliver any additional documents reasonably deemed by the Company to be necessary or desirable to complete the sale, transfer, conveyance and assignment of the Purchased Estate Shares.

         (d) No authorization, consent or approval of, or filing with, any third person or court or any public body or authority is necessary for the consummation by the Estate of the transactions contemplated by this Agreement, other than the Court Approval described in Section 2.2 (a) above. The execution, delivery and performance of this Agreement by the Estate will not constitute a breach, violation or default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien or encumbrance upon any of the properties or assets of the Estate under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Estate is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of Liens and encumbrances which, in the aggregate, would not impair the ability of the Estate to perform its obligations hereunder or adversely affect the Company's title to the Purchased Estate Shares.


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                                    ARTICLE 3
                                  MISCELLANEOUS

         Section 3.1. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Mississippi applicable to agreements made and to be performed wholly within such jurisdiction.

         Section 3.2. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         Section 3.3. EXCLUSIVE AGREEMENT. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                  SANDERSON FARMS, INC.


                  By:________________________________

                  Name:________________________

                  Title:________________________


                  ESTATE OF JOE FRANK SANDERSON


                  By:_________________________________
                           Robert Buck Sanderson, Co-Executor

                  By:_________________________________
                           Hugh V. Sanderson, Co-Executor